Contact:
Joe Patterson
Vice President, Director of Corporate Communications
717-735-5651 or jpatterson@sterlingfi.com

FOR IMMEDIATE RELEASE

Sterling Financial Corporation Announces Quarterly Dividend

LANCASTER, PA. (Feb. 22, 2005) —The board of directors of Sterling Financial Corporation (NASDAQ: SLFI) declared a $0.16 per share cash dividend on Feb. 22, 2005. This dividend is payable on April 1, 2005 to shareholders of record on March 15, 2005.

This $0.16 dividend per share represents a 6.7 percent increase over the $0.15 dividend paid in April 2004.

With assets of approximately $2.7 billion, Sterling Financial Corporation (NASDAQ: SLFI) is a diversified financial services company based in Lancaster, Pa. Sterling’s affiliate banks offer a full range of banking services in south-central Pennsylvania, northern Maryland, and northern Delaware. Other Sterling affiliates provide investment, trust and stockbroker services; insurance services; human resources consulting; vehicle and equipment leasing nationwide; specialty commercial financing in the East; real estate settlement services; and correspondent banking services. Visit www.sterlingfi.com for more information.

Banks — Pennsylvania: Bank of Lancaster County, N.A.; Bank of Lebanon County; PennSterling Bank; and Pennsylvania State Bank. Pennsylvania and Maryland: Bank of Hanover and Trust Company. Maryland: First National Bank of North East. Delaware: Delaware Sterling Bank & Trust Company.
Other financial services — Trust, investment and brokerage services: Sterling Financial Trust Company (trust and investment services) and Church Capital Management, LLC (registered investment advisor) with combined assets under administration of $2.1 billion and Bainbridge Securities, Inc. (securities broker/dealer). Insurance services: Lancaster Insurance Group, LLC (independent insurance agency for personal, property and business insurance); StoudtAdvisors (employee benefits consulting and brokerage firm); and Sterling Financial Settlement Services (title insurance agency). Human resources consulting: Professional Services Group (human resources consulting services provider for small to medium size businesses). Fleet and equipment leasing: Town & County Leasing, LLC (nationwide fleet and equipment leasing company). Specialty commercial financing: Equipment Finance, LLC (commercial financing company for the forestry, land clearing and construction industries). Correspondent banking services: Correspondent Services Group (provider of Sterling services to other financial institutions).

This news release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include costs and efforts required to integrate aspects of the operations of the companies being more difficult than expected, anticipated merger-related synergies not being achieved timely or not being achieved at all, the possibility that increased demand or prices for Sterling’s financial services and products may not occur, changing economic and competitive conditions, volatility in interest rates, technological developments, costs associated with complying with laws, rules and regulations, and other risks and uncertainties, including those detailed in Sterling’s filings with the Securities and Exchange Commission.

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